UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 22, 2004

NETMANAGE, INC.

(Exact name of registrant as specified in charter)

Delaware	0-22158	77-0252226
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

20883 Stevens Creek Blvd. Cupertino, CA	95014
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (408) 973-7171

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definite Agreement.

On September 22, 2004, NetManage, Inc. (“NMI”) entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) with Librados, Inc. (“Librados”) and each of David James Richards, James Milton Campigli, Mohammad Naeem Akhtar, Vincent Eagen, Keith Graham, Chris Walton, Satish N. N. Numburi, Madhuri Suda, Vivian Stark, Susan Poulter, and Larry Webster (the “Shareholders”). NMI and its affiliates have no material relationship with Librados and the Shareholders other than in respect of the Purchase Agreement.

In connection with the Purchase Agreement, NMI will acquire all of the issued and outstanding capital stock of Librados and will offer employment to substantially all of the current employees of Librados. The purchase price for the acquired Librados stock will be a combination of cash and shares of the common stock of NMI totaling approximately $3.5 million, which will be delivered to the Shareholders at closing. The closing of the transactions contemplated by the Purchase Agreement is scheduled to occur on or around October 1, 2004. Closing is subject to the fulfillment of certain specified conditions customary in stock purchase agreements of this size and scope. The Purchase Agreement also provides that certain Shareholders will not compete with the acquired business for certain specified periods of time. A copy of NMI’s press release announcing the Purchase Agreement is attached to this Form 8-K as an Exhibit.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit:

99.1	Press Release of NetManage, Inc., dated September 22, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2004

NETMANAGE, INC.

By:	/s/ Michael R. Peckham
Michael R. Peckham
Senior Vice President & Chief Financial Officer

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EXHIBIT INDEX

Form 8-K

September 27, 2004

Filed
Exhibit No.	Description	Herewith	By Reference
99.1	Press Release of NetManage, Inc., dated September 22, 2004.	X

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